UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2010

CHINA NATURAL GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31539	98-0231607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19th Floor, Building B, Van Metropolis 35 Tang Yan Road, Hi-Tech Zone Xian, 710065, Shaanxi Province China
(Address of Principal Executive Offices) (Zip Code)

86-29-88323325
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 25, 2010, Carl Yeung resigned as a director of China Natural Gas, Inc. (the "Company"). Mr. Yeung serves as the Chief Financial Officer of Sky-Mobi Limited. The Company notes the recent filing of a registration statement in contemplation of an initial public offering by Sky-Mobi Limited and the added responsibilities of a Chief Financial Officer in conducting an initial public offering and serving at a newly public company. Mr. Yeung advised the Company that he has no disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

On November 25, 2010, based on the recommendation of the Governance and Nominating Committee, the Board of Directors appointed Frank Waung to the Board of Directors, and also appointed him to serve as the Chairman of the Audit Committee, in each case, to serve until the 2010 annual meeting of stockholders and until his successor is elected and qualifies, or until his earlier death, resignation or removal.  As disclosed in the Company’s proxy statement for its 2010 annual meeting of stockholders, filed with the Securities and Exchange Commission on October 29, 2010, if any nominee for election as a director named in the proxy statement declines to serve or becomes unavailable for any reason, or if any vacancy occurs before the election, proxies delivered in connection with the annual meeting may be voted for such substitute nominee as the Board may designate. Mr. Yeung was named as a nominee for election as a director in the proxy statement. The Company intends to exercise its discretionary authority to vote proxies delivered in connection with the annual meeting for the election of Mr. Waung as a substitute nominee for Mr. Yeung.

Mr. Waung has served as the Chief Financial Officer of China Pharma Holdings, Inc. since April 28, 2009.  China Pharma Holdings, Inc., a China-based manufacturer of pharmaceuticals and nutritional supplements, is listed on the NYSE AMEX market. Prior to his employment with China Pharma Holdings, Inc., Mr. Waung worked for Hickey Freihofner Capital as an investment banker with a focus on China matters from 2008.  Prior to 2008, Mr. Waung worked for Dellacamera Capital Management as a special situations analyst in 2007. Mr. Waung acted as a senior market economist in Cowen & Co. from 2000 to 2003 and as a convertible securities trader from 2003 to 2006. He worked for Credit Suisse First Boston as a quantitative marketer from 1994 to 1998.  Mr. Waung received his bachelor’s degree from University of California in 1988 and received his master’s degree in business administration from the Wharton School of the University of Pennsylvania in 1994.

Effective November 25, 2010, the Company entered into an Independent Director Agreement with Mr. Waung ("Independent Director Agreement").  Under the terms of the Independent Director Agreement, Mr. Waung will receive a monthly salary of $4,000, to be paid in quarterly installments.  In addition, as an independent director of the Company, Mr. Waung will be entitled to receive stock options for the common stock of China Natural Gas, Inc. under the Company's 2009 Stock  Option and Stock Award Plan.  As Chairman of the Audit Committee,  Mr. Waung will be awarded 6,000 stock options with a cash exercise price of $4.90.  The stock options will vest in equal increments over a four-year period, commencing on the one year anniversary date of Mr. Waung's employment with the Company.

The foregoing summary of the terms and conditions of the Independent Director Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 hereto and which is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information in Item 1.01 above is incorporated herein by reference.

Item. 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Independent Director Agreement dated November 25, 2010 between the Company and Frank Waung

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2010
CHINA NATURAL GAS, INC.

By:	/s/ Qinan Ji
Name:	Qinan Ji
Title:	Chief Executive Officer